 Exhibit 99.1

Spherix Announces Settlement; Huawei Takes a License

BETHESDA, MD, October 19, 2015 /Accesswire/ Spherix Incorporated (Nasdaq: SPEX) an intellectual property development company committed to the fostering and monetization of intellectual property, today provided an update on the Company’s case involving the company's wholly owned subsidiary, NNPT, LLC (“NNPT”), against Huawei.

Spherix announced that Huawei and the Company have settled the litigation, and Huawei has taken a license. As of October 13, 2015, all documents necessary to resolve this matter have been executed. As part of the settlement, at the joint request of the parties, the Patent Trial and Appeals Board (“PTAB”) terminated Huawei’s two Inter Partes Re-examination (“IPR”) petitions in IPR case no. IPR2015-01382 involving U.S. Patent No. 6,578,086 and IPR2015-01390 involving U.S. Patent No. 7,664,123. Dismissal papers requesting dismissal of the litigation will be filed in Court in due course. On October 16, 2015, the Eastern District of Texas, which presides over the case, held a status hearing at which the parties reported the execution of the settlement.

Anthony Hayes, Chief Executive Officer of Spherix, stated, “We are pleased to have settled the matter with Huawei. We continue to seek long-term, mutually beneficial license agreements which represent a positive outcome for our shareholders. Our team remains committed to diligently working each of the cases in our patent monetization program and keeping shareholders informed of our progress.”

About Spherix

Spherix is committed to advancing innovation by active participation in all areas of the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation. Spherix has acquired over 100 patents from Rockstar Consortium Inc., and several hundred patents issued to Harris Corporation, covering a variety of methods and components involved in switching, routing, networking, optical and telecommunication sectors.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com